UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2014

DreamWorks Animation SKG, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32337	68-0589190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Flower Street, Glendale, California		91201
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 695-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Management Changes

Effective August 1, 2014, Lewis Coleman, who has served as DreamWorks Animation SKG, Inc.’s (the “Company’s”) President since December 2005, as its Chief Financial Officer since February 2007, as its acting Chief Accounting Officer since June 16, 2014 and as a member of its Board of Directors since December 2006, will no longer serve as the Company’s President and instead will serve as the Company’s Vice Chairman. Mr. Coleman will continue to serve as the Company’s Chief Financial Officer, as its acting Chief Accounting Officer and as a member of its Board of Directors. Ann Daly, who has served as the Company’s Chief Operating Officer since October 2004, will replace Mr. Coleman as the Company’s President, and Mark Zoradi will replace Ms. Daly as the Company’s Chief Operating Officer when he commences employment with the Company on August 1, 2014. Other than Ms. Daly’s title change, the Company and Ms. Daly did not amend the amended and restated employment agreement between the Company and Ms. Daly, dated October 24, 2012 (the “Daly Agreement”), or enter into any new agreements or arrangements in connection with Ms. Daly becoming the Company’s President. The Daly Agreement was filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on October 30, 2012, and the material terms of the Daly Agreement were described in such Form 8-K. Information about Ms. Daly, her service with the Company and her business experience more generally was previously disclosed in the Company’s Proxy Statement on Schedule 14A filed on April 28, 2014.

From January 2011 until July 2014, Mr. Zoradi was the President and Chief Operating Officer of Dick Cook Studios, a new media and entertainment start up company. Prior to that, Mr. Zoradi worked at The Walt Disney Company, most recently serving as the President of Walt Disney Studios Motion Picture Group. During his 30-year tenure with Disney, Mr. Zoradi served in a variety of positions of increasing responsibility, including as the General Manager of Buena Vista Television and President of Buena Vista International with responsibility for the international theatrical and home entertainment marketing and distribution of Disney, Touchstone and Pixar films. Mr. Zoradi received a BA in Economics and Sociology from Westmont College and an MBA with an emphasis in Marketing and Finance from the Graduate School of Management of the University of California, Los Angeles. Mr. Zoradi also serves as a director or trustee of the following organizations: Westmount College, Providence Health and Services, Los Angeles and Young Life. Mr. Zoradi is 60 years old.

Employment Agreements

On July 28, 2014, the Company’s Compensation Committee (the “Compensation Committee”) voted to approve an amended and restated employment agreement between the Company and Mr. Coleman (the “Restated Coleman Agreement”) and an employment agreement between the Company and Mr. Zoradi (the “Zoradi Agreement”). The Restated Coleman Agreement amends and restates in its entirety the Company’s previous employment agreement with Mr. Coleman, dated as of October 25, 2007, as amended and restated as of July 24, 2008 and October 19, 2011 (the “Prior Coleman Agreement”). The material terms and conditions of the Restated Coleman Agreement and the Zoradi Agreement are summarized below.

Amended and Restated Employment Agreement with Lewis Coleman

Term. The Restated Coleman Agreement is effective as of August 1, 2014. As in the Prior Coleman Agreement, Mr. Coleman’s employment will continue through December 31, 2016.

Title. Pursuant to the Restated Coleman Agreement, Mr. Coleman’s title will be Vice Chairman of the Company and he will no longer serve as President of the Company. Mr. Coleman will continue to serve as Chief Financial Officer and acting Chief Accounting Officer of the Company.

Salary and Annual Incentive Awards. Under the Restated Coleman Agreement, Mr. Coleman will have an annual base salary of $2,600,000, increased from $2,000,000 under the Prior Coleman Agreement, which increase is effective retroactively to July 1, 2014. Under the Restated Coleman Agreement, as under the Prior Coleman Agreement, Mr. Coleman will not participate in the Company’s annual incentive plan.

The remainder of the terms and conditions of the Restated Coleman Agreement, including long-term equity incentive awards, benefits and business expense reimbursement, termination events, severance and change in control provisions, generally remain unchanged from the Prior Coleman Agreement, the material terms of which were described in the Company’s Current Report on Form 8-K/A filed on June 20, 2014.

Employment Agreement with Mark Zoradi

Term. The Zoradi Agreement is effective as of August 1, 2014 and provides for an initial term of employment through August 1, 2017, subject to the Company’s exclusive, irrevocable option to extend the term of Mr. Zoradi’s employment through August 1, 2019.

Title. Pursuant to the Zoradi Agreement, Mr. Zoradi’s title will be Chief Operating Officer of the Company.

Salary and Annual Incentive Awards. Under the Zoradi Agreement, Mr. Zoradi will have an annual base salary of $1,200,000. In addition, Mr. Zoradi will be eligible, subject to annual approval by the Compensation Committee, to receive annual cash incentive awards with an aggregate grant-date target value of $1,200,000, which will be prorated for calendar year 2014.

Long-Term Equity Incentive Awards. Mr. Zoradi will be eligible, subject to annual approval by the Compensation Committee, to receive annual equity-based incentive awards consistent with other senior executives, with an annual aggregate grant-date target value of $1,600,000.

Benefits and Business Expense Reimbursement. Under the Zoradi Agreement, Mr. Zoradi is eligible for certain other benefits (such as use of the Company’s aircraft for business-related travel and other business expenses).

Termination Events. The Zoradi Agreement provides that the Company may terminate Mr. Zoradi’s employment during the term with or without cause (as defined in the Zoradi Agreement) and Mr. Zoradi may terminate his employment for good reason (as defined in the Zoradi Agreement).

a. Involuntary Termination; Termination for Good Reason. If the Company terminates Mr. Zoradi’s employment other than for cause, disability or death, or if Mr. Zoradi terminates his employment for good reason, the Company will generally continue Mr. Zoradi’s base salary and benefits until the expiration of the term of the Zoradi Agreement. Mr. Zoradi will also receive, with respect to each year following the date of termination through the end of the expiration of the term of the Zoradi Agreement for which the Company has not yet paid annual cash bonuses, if any, under its short-term incentive plan to similarly situated officers or employees, an annual cash amount equal to the average annual bonuses that have been paid (whether or not deferred) to him, following the effective date of the Zoradi Agreement with respect to years during the term of the Zoradi Agreement during which Mr. Zoradi was eligible for an annual bonus (or, in the case of a termination that occurs before the date in 2015 that the Compensation Committee determines bonuses in respect of 2014, the amount that he would have received had he remained employed until such determination date). The bonus payment in the final year of such period of continued bonuses will be prorated based on the number of days within such year prior to the expiration of the term of the Zoradi Agreement. In the event of termination within 12 months following a change of control, the period of such continued benefits and bonuses may be longer (as set forth below). In addition, under the Zoradi Agreement, subject to certain specified exceptions, Mr. Zoradi will be obligated to mitigate the Company’s payment obligations by seeking other employment and any compensation earned from such employment will reduce on a dollar-for-dollar basis the Company’s payment obligations. All equity-based compensation having time-based vesting criteria held by Mr. Zoradi will generally accelerate vesting and remain exercisable for the remainder of the term of the grant. All equity-based compensation having performance-based vesting criteria held by Mr. Zoradi will generally remain outstanding and subject to such performance-based criteria through the vesting period (subject, in all cases, to termination in the event of a corporate transaction).

b. Death or Disability. In the event that Mr. Zoradi dies or becomes disabled during the term of the Zoradi Agreement, he or his estate, as applicable, will receive continued salary (in the case of disability, at a rate equal to 50% of Mr. Zoradi’s base salary) and other benefits for a specified term. The Zoradi Agreement also provides, with respect to outstanding equity-based awards, that Mr. Zoradi or his estate, as applicable, will be entitled to receive or exercise a percentage of each award determined based on the length of time he was employed prior to termination (in the case of awards having performance-based vesting criteria, subject to attainment of the applicable performance goals) and Mr. Zoradi will receive credit for the shorter of (i) an additional year of service and (ii) 50% of the remaining term of the Zoradi Agreement. The exercisable portion of any award will remain exercisable for the remaining term of the grant (subject to termination in the event of a corporate transaction). Amounts payable to Mr. Zoradi pursuant to the disability provisions of the Zoradi Agreement will offset on a dollar-for-dollar basis, the amount of any other disability benefits to which Mr. Zoradi would be entitled under any Company plan.

c. Termination for Cause. If Mr. Zoradi’s employment is terminated by the Company for cause, Mr. Zoradi will not be entitled to any equity-based compensation that has not already vested, although he will be entitled to payment for any unpaid base salary and any additional non-contingent cash compensation earned prior to termination.

Change of Control. The Zoradi Agreement provides that, in the event of a change of control, all outstanding unvested equity awards held by Mr. Zoradi will remain unvested and continue to vest in accordance with their terms. However, if such outstanding awards are not assumed or substituted for new awards covering stock of a successor corporation or its affiliate, adjusted as appropriate to preserve the material terms and conditions of such awards prior to the change of control, all such outstanding unvested equity awards held by Mr. Zoradi will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any mid-range or target goals have been achieved) immediately prior to the change of control and remain exercisable for the remainder of the term of the grant (subject to termination in the event of a corporate transaction to the extent permitted by the applicable equity compensation plan).

In addition, if, within 12 months following a change of control, Mr. Zoradi is involuntarily terminated other than for cause, he terminates his employment voluntarily for good reason, or, solely with respect to clause (i) below, his employment terminates as a result of the natural expiration of the term of the Zoradi Agreement, the Zoradi Agreement provides that (i) the base salary, benefits and bonus payments described above will continue for the greater of (A) the remaining term and (B) two years (which, in the case of the natural expiration of the applicable term, will be two years from such expiration) and (ii) all outstanding unvested equity awards held by Mr. Zoradi will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any mid-range or target goals have been achieved) and remain exercisable for the remainder of the term of the grant (subject to termination in the event of a corporate transaction to the extent permitted by the applicable equity compensation plan).

Miscellaneous. Pursuant to the Zoradi Agreement, the Company has agreed to indemnify Mr. Zoradi to the fullest extent permitted by law against any claims or losses arising in connection with his service to the Company or any affiliate. The Zoradi Agreement also includes non-solicitation, confidentiality, intellectual property and similar provisions.

The foregoing description of the Restated Coleman Agreement and the Zoradi Agreement is qualified in its entirety by reference to the Restated Coleman Agreement and the Zoradi Agreement, which are attached as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Amended and Restated Employment Agreement, dated as of July 28, 2014, by and between DreamWorks Animation SKG, Inc. and Lewis Coleman

99.2	Employment Agreement, dated as of July 28, 2014, by and between DreamWorks Animation SKG, Inc. and Mark Zoradi

99.3	Press Release issued by DreamWorks Animation SKG, Inc. on July 28, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DreamWorks Animation SKG, Inc.

Date: August 1, 2014	By:	/s/ Robert A. Kelly
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Amended and Restated Employment Agreement, dated as of July 28, 2014, by and between DreamWorks Animation SKG, Inc. and Lewis Coleman

99.2	Employment Agreement, dated as of July 28, 2014, by and between DreamWorks Animation SKG, Inc. and Mark Zoradi

99.3	Press Release issued by DreamWorks Animation SKG, Inc. on July 28, 2014